RELEASED FOR:                     For further information, contact:
Sealright                         David Burket or Larry Pfautsch,
9201 Packaging Drive              Fleishman-Hillard,  Inc.
DeSoto, KS  66018                 816/474-9407

FOR IMMEDIATE RELEASE                      NASDAQ Symbol:  SRCO

   Finland-Based Huhtamaki To Acquire Sealright's Paperboard
                           Business;
  Flexible-Packaging Operations To Be Distributed To Sealright
                          Shareholders

DESOTO, Kan. (March 2, 1998)   Sealright's board of
directors announced today that it has unanimously approved and entered into a definitive agreement for a cash merger with Huhtamaki, an international food and packaging company based in Finland. Simultaneously with the merger, Sealright will distribute its flexible-packaging business to stockholders, forming a new public company.

In the transaction, Sealright shareholders will receive
$11 in cash and one-half share of stock in the new corporation in exchange for each share of Sealright stock. Sealright believes that that half-share in the new corporation owning the flexible-packaging business will be worth an estimated $3.43 for tax purposes. The transactions will be taxable for shareholders. It is expected that the shares in the new flexible packaging company will be traded on NASDAQ NMS.

The new flexible packaging company will include flexible packaging and lidding, labeling for beverages and other bottled products, and Styrotech label-application equipment.
That company will operate plants in Akron, Ohio, and San Leandro, Calif., and have a sales office in Raleigh, N.C. Sealright's flexible business had $95 million in revenues and operated at a loss in 1997. The new flexible packaging company, on a pro forma basis, had net tangible assets of about $50 million and no debt as of Dec. 31, 997. The board also has retained the option of selling the flexible operations prior to closing the merger with Huhtamaki.

The transactions are subject to the approval of a
majority of Sealright's shares.   George K. Baum Group, Inc., and
affiliates, which collectively owned approximately 41 percent of Sealright's fully diluted shares, have agreed to vote in favor of the proposed transaction and to sell their shares of Sealright stock to Huhtamaki under certain circumstances. The transaction is expected to close during the third quarter.

The Sealright paperboard-packaging business to be acquired by Huhtamaki consists of facilities in DeSoto, Kan.; Fulton, N.Y.; Los Angeles, Calif.; and Brisbane, Australia, with total employment of 1,075 workers. The business includes all Sealright paperboard packaging and packaging-equipment systems for dairy products and paperboard-packaging systems for food products.

Sealright is North America's leading producer of premium packaging for frozen desserts. Huhtamaki operates through two major divisions. Its Polarcup operation is a leading manufacturer of rigid paperboard and plastic food packaging in Europe and Asia-Pacific, and its Leaf operation is a major confectionery producer. Huhtamaki had 1997 net sales of $1.2 billion and employs approximately 10,000 people in 35 countries. The company is listed on the Helsinki stock exchange.
"Sealright will immediately place us into a world leadership position in premium ice cream containers," said Huhtamaki CEO Timo Peltola. "However, the opportunity is in taking its proven packaging systems and products to new markets through Polarcup's company network, which spans 30 countries." "This transaction will be very exciting for our shareholders and for the customers and employees of both the paperboard and flexible-packaging businesses," said Charles F. Marcy, Sealright's president and chief executive officer. "The paperboard operations will be part of a major international company, while the new flexible company will be able to become more focused."